As filed with the Securities and Exchange Commission on January 28, 2011
   Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER SEMICONDUCTOR LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 619
Migdal Haemek, Israel, 23105
972-4-650-6611
(Address and telephone number of Registrant's principal executive offices)

Tower Semiconductor USA
4300 Stevens Creek Blvd., Suite 175
San Jose, California 95129
Tel: 408-551-6500
Facsimile: 408-551-6509
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:
DAVID H. SCHAPIRO, ADV. ELIRAN FURMAN, ADV.	SHELDON KRAUSE, ESQ. Eilenberg & Krause LLP
Yigal Arnon & Co.	11 East 44th Street
1 Azrieli Center	New York, NY 10017
Tel Aviv, 67021 Israel	Tel: 212-986-9700
Tel: 972-3-608-7856

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share	8,452,216	$1.44	$12,171,191	(1)	$1,413.08
Total					$1,413.08

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low prices, as reported on the NASDAQ Global Market on January 26, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED JANUARY 28, 2011

PROSPECTUS

8,452,216 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling securityholders named in this prospectus of up to 8,452,216 ordinary shares which we are obligated to issue to the selling securityholders on or before January 30, 2011.

The selling securityholders may sell all or any portion of these ordinary shares in one or more transactions on the NASDAQ Global Market, the Tel Aviv Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise.  In addition, the selling securityholders may sell any portion of these ordinary shares (i) directly to purchasers or through agents, brokers, dealers or underwriters; (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iii) or any other means described in the section entitled "Plan of Distribution."

Our ordinary shares are listed on the NASDAQ Global Market under the symbol "TSEM" and on the Tel Aviv Stock Exchange in Israel under the symbol "TSEM." On January 26, 2011, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $1.44 per share and on the Tel Aviv Stock Exchange was NIS 5.16 per share.

The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 2.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is ________, 2011

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer or sale is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

TABLE OF CONTENTS.

i

ABOUT TOWER SEMICONDUCTOR LTD.

We are a pure-play independent specialty wafer foundry dedicated to the manufacture of semiconductors. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs and our own process technology and engineering support. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.13-micron. We also provide design services and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

We are focused on establishing leading market share in high-growth specialized markets by providing our customers with high-value wafer foundry services.  Our historical focus has been standard digital complementary metal oxide semiconductor (“CMOS”) process technology, which is the most widely used method of producing ICs.   We are currently focused on the emerging opportunities in the fields of CMOS image sensors, mixed-signal, radio frequency CMOS (RFCMOS), bipolar CMOS (BiCMOS), and silicon-germanium BiCMOS (SiGe BiCMOS or SiGe), high voltage CMOS, radio frequency identification (RFID) technologies and power management. To better serve our customers, we have developed and are continuously expanding our technology offerings in these fields. Through our expertise and experience gained over seventeen years of operation, we differentiate ourselves by creating a high level of value for our clients through innovative technological processes, design and engineering support and services, competitive manufacturing indices,  and dedicated customer service.

In January 2001, we commenced construction of a state-of-the-art wafer fabrication facility, which we refer to as Fab 2, located in Migdal Haemek, Israel and adjacent to our first facility, Fab 1. In 2003, we completed the infrastructure of Fab 2 and commenced production at this Fab.  Fab 2 is designed to operate in geometries of 0.18-micron and below, using advanced materials and advanced CMOS technology licensed from Freescale and Toshiba and other technologies that we developed and will develop independently or with development partners. Depending on the process technology and product mix, when fully ramped-up, we estimate that Fab 2 will be able to achieve capacity levels of approximately 40,000 wafers per month. We have not completed the full ramp-up of Fab 2. The timing of that decision and its implementation will depend upon several factors, including funding, cost and availability of equipment and market conditions.

In September 2008, we acquired Jazz Technologies in a stock for stock transaction. Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Jazz’s customers use the analog and mixed-signal semiconductor devices in products they design that are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz operates one semiconductor fabrication facility in Newport Beach, California, in which it currently produces the majority of its products and in which all of Jazz’s process research and development is performed.

Our executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

Additional information about us and our operations may be found at our web site: www.towerjazz.com.  Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the risk factors described in our periodic reports filed with the SEC, including those specified in Exhibit 99.1to our Report on Form 6-K for the month of September 2010 No. 1, filed with the SEC on September 7, 2010 in the section captioned “Risk Factors”, which is incorporated by reference in this prospectus. You should carefully consider those risks together with the other information in this prospectus before deciding to invest in our securities. If any of those risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.  In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”).  Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus.  Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties.  Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements.  Forward-looking statements often, although not always, include words or phrases such as the following: "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection" and "outlook."

You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.  Various factors discussed in this prospectus, including, but not limited to, all the risks referred to under "Risk Factors" above, and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements.  You should read and interpret any forward-looking statements together with these documents.

Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

Additional information about us and our operations may be found at our web site: www.towerjazz.com.  Information on our website is not incorporated by reference in this prospectus.

CAPITALIZATION

The following table sets forth our long-term debt, debentures and capitalization as of September 30, 2010 on an actual basis. This table was prepared in accordance with US GAAP and the financial data is derived from our unaudited interim consolidated financial statements as of September 30, 2010.

(US dollars in thousands)
Short term bank loan	$12,000
Long-term bank loans	126,459
Debentures	228,970
Long-term customers’ advances	8,047
Other long-term liabilities	67,668
Shareholders’ equity: Ordinary Shares, NIS 1.00 par value per share; 1,100,000,000 authorized shares, 256,316,746 issued shares* and 255,016,746 outstanding shares	$65,127
Additional paid-in capital	760,614
Capital notes	311,472
Equity component of convertible debentures and cumulative stock based compensation	27,344
Accumulated other comprehensive loss	(811)
Accumulated deficit	(1,053,107)
Treasury stock, 1,300,000 shares	(9,072)
Total shareholders’ equity	101,567
Total capitalization	$684,797
______________
*Includes 1,300,000 treasury shares

The information set forth on an actual basis in the foregoing table excludes the following securities as of December 31, 2010

(i)	approximately 24.3 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $1.16;

(ii)	23.4 million ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $1.15;

(iii)	11.5 million ordinary shares issuable upon exercise of options granted to our Chairman of the Board at an exercise price of $0.29;

(iv)	2.5 million ordinary shares issuable upon exercise of warrants issued to our banks with an exercise price of $2.04 per share exercisable until December 2015;

(v)	0.9 million ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $6.17 per share exercisable until December 2015;

(vi)	1.1 million ordinary shares issuable upon exercise of warrants issued to our bank in connection with our credit facility with an exercise price of $0.89 per share exercisable until December 2015;

(vii)
25.7 million ordinary shares issuable upon conversion of our debentures convertible series E until January 2013, issued pursuant to our June 2007 public offering in Israel at conversion rate of approximately $1.10;

(viii)
4.1 million ordinary shares issuable upon exercise of warrants we issued to our bank with an exercise price of $1.21 in connection with the July 2005 amendment to our facility agreement exercisable until December 2015;

(ix)	9.4 million ordinary shares issuable upon conversion of our debentures convertible series B until January 2012, pursuant to the prospectus dated December 15, 2005 at conversion rate of $1.10;

(x)
96.4 million ordinary shares issuable upon conversion of the equity equivalent convertible capital notes we issued to each of our two banks and 206.1 million shares issuable upon conversion of such notes issued to Israel Corp.;

(xi)	8 million ordinary shares issuable upon exercise of warrants series 6, with an exercise price of $1.06 per share and exercisable until August 2011;

(xii)
28.5 million ordinary shares issuable upon conversion of our debentures convertible series C until December 2011, issued pursuant to our June 2006 public offering in Israel at conversion rate of approximately $1.10;

(xiii)	3.6 million ordinary shares issuable upon exercise of the warrants series I issued in our March 2007 private placement at exercise price of $0.74 exercisable until March 2012;

(xiv)	59.5 million ordinary shares issuable upon exercise of warrants, with an exercise price of approximately $2.78 per share and exercisable until March 2011;

(xv)	10.7 million ordinary shares issuable upon conversion of Jazz debentures convertible until December 2011 at conversion rate of $4.07;

(xvi)	25.3 million ordinary shares issuable upon exercise of warrants series J, with an exercise price of $1.70 per share and exercisable until June 2015; and

(xvii)	61.5 million ordinary shares issuable upon conversion of our debentures convertible series F until December 2016 at conversion rate of approximately $1.8.

This information does not take into account potential dilutive issuances of securities pursuant to our credit facility agreement and warrants issuable to our banks since the number of securities issuable will depend upon the market price of our shares.

USE OF PROCEEDS

        All of the proceeds from the sale of the ordinary shares offered under this prospectus are for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sales of these securities.

We have agreed to bear all expenses relating to the registration of the securities registered pursuant to this prospectus.

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares are listed and traded on the NASDAQ Global Market and on the Tel Aviv Stock Exchange (TASE) under the symbol “TSEM”.

The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on the NASDAQ Global Market and Tel Aviv Stock Exchange:

	NASDAQ Global Market		Tel Aviv Stock Exchange
	High ($)	Low ($)	High (NIS)	Low (NIS)
Period
December 2010	1.46	1.34	5.27	4.85
November 2010	1.69	1.36	6.00	4.92
October 2010	1.49	1.34	5.34	4.88
September 2010	1.45	1.25	5.39	5.04
August 2010	1.66	1.25	6.12	5.25
July 2010	1.50	1.31	5.96	5.15
First Quarter 2011 through January 26, 2011	1.54	1.39	5.43	5.02
2010 Fourth Quarter	1.69	1.34	6.00	4.85
2010 Third Quarter	1.66	1.25	6.12	5.04
2010 Second Quarter	1.74	1.25	6.48	4.90
2010 First Quarter	1.87	0.99	7.02	3.71
2009 Fourth Quarter	1.18	0.89	4.51	3.35
2009 Third Quarter	1.49	0.33	5.13	1.36
2009 Second Quarter	0.39	0.19	1.49	0.84
2009 First Quarter	0.24	0.13	1.02	0.50
2010	1.87	0.99	7.02	3.71
2009	1.49	0.13	5.13	0.50
2008	1.45	0.09	5.50	0.36
2007	2.08	1.20	8.88	5.25
2006	2.18	1.22	9.14	5.11

On January 26, 2010, the last reported sale price of the ordinary shares was $1.44 on the Nasdaq Global Market and NIS 5.16 on the Tel Aviv Stock Exchange.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale of ordinary shares by the selling securityholders named herein. As used herein, “selling securityholder” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the named selling securityholders as a gift, pledge, partnership distribution or other non-sale related transfer. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby which will be borne by the selling securityholders.  Sales of the securities offered hereby may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Global Market and/or on the Tel Aviv Stock Exchange at prevailing market prices, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve agents, brokers, dealers or underwriters. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the securities offered hereby by the selling securityholders.

The selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the selling securityholders.  The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling securityholders may effect these transactions by selling the securities offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders also may resell all or a portion of the securities offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon our being notified by any of the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, disclosing:

▪	the name of the selling securityholder and of the participating broker-dealer(s);

▪	the number and type of securities involved;

▪	the initial price at which such securities were sold;

▪	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

▪	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

▪	other facts material to the transaction.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

Expenses of the Offering

We have incurred, or expect to incur, the following estimated expenses in connection with this prospectus:

Securities and Exchange Commission Registration FeeS	$1,413
Legal fees and expenses	20,000
Miscellaneous	1,000
Total	$22,413

SELLING SECURITYHOLDERS

Beneficial ownership and other information.

The selling securityholders are two of our bank lenders. In accordance with the terms of a September 2008 amendment to and restatement of the credit facility agreement with our bank lenders, the banks agreed to lower the interest rate that we were paying to the banks effective as of May 2006 in exchange for our obligation to issue, in January 2011, the ordinary shares that the selling securityholders are offering pursuant to this prospectus.  We are obligated to deliver theses shares to the selling securityholders on or before January 30, 2011.

    The term “selling securityholder” includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the ordinary shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act and that is identified in a supplement or amendment to this prospectus.

Except as described herein or in the documents incorporated herein by reference, we have no material relationships with any of the selling securityholders and have not had any material relationships with any of the selling securityholders in the past three years.

       Nothing in this Registration Statement shall be construed as an admission that any selling securityholder is the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any selling securityholder or other persons or entities constitute a "group", for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder.

               Except as set forth in the footnotes to the table, other than the ordinary shares covered by this prospectus and offered hereby, none of the selling securityholders beneficially owns any of our ordinary shares or other securities or will beneficially own any such securities after completion of the offering.  Our registration of the securities covered by this prospectus does not necessarily mean that the selling securityholders will sell any or all of the securities. Information included in the table is based upon information provided by the selling stockholders.

Each of the selling securityholders is an affiliate of a broker-dealer. Each selling securityholder has represented to us that it (i) became contractually entitled to acquire the securities in the ordinary course of business as compensation for the reduction in interest charges by such selling securityholder and (ii) does not have an agreement or understanding, directly or indirectly, with any person to distribute the securities it is acquiring.

Names and Addresses	Securities Being Offered	Securities Beneficially Owned Prior to Offering / Percentage of Class (1)	Securities Beneficially Owned Upon Completion of Offering / Percentage of Class

Bank Hapoalim (2) Alrov Tower 46 Rothschild Boulevard Tel-Aviv, Israel	4,226,220 shares	102,807,920 shares (3)/ 27.6%	98,581,700 shares/ 26.5%
Bank Leumi (2) 34 Yehuda Halevi Street Tel-Aviv, Israel	4,225,996 shares	107,343,895 shares (4)/28.5%	103,117,899 shares/27.3%

1.           Beneficial ownership is calculated as of December 31, 2010 in accordance with General Instruction F. to Form 20-F and is based on 273,988,727 ordinary shares outstanding (including the 8,452,216 shares to be offered by the selling securityholders).

2.           This selling securityholder is a public company registered with the Israel Securities Authority.

3.           Includes an aggregate of 253,437 issued and outstanding ordinary shares, 1,918,886 ordinary shares which may be obtained upon exercise of warrants and 96,409,377 ordinary shares which may be obtained upon conversion of capital notes.

4.           Includes an aggregate of 6,708,522 ordinary shares which may be obtained upon exercise of warrants and 96,409,377 ordinary shares which may be obtained upon conversion of capital notes.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Our authorized share capital consists of 1.1 billion ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Our ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to our board of directors. The election of an external director also requires that either: (i) this majority include the affirmative vote of at least one-third of the shares held by non-controlling shareholders; or (ii) the total number of shares held by non-controlling shareholders that voted against the election of the nominee external director does not exceed one percent of the aggregate voting rights in the company.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law. Our Board of Directors is authorized to declare dividends, although our bank covenants currently in effect prohibit the payment of dividends on our ordinary shares, unless such payments are approved by our banks.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Our major shareholders do not have different voting rights from each other or other shareholders. However, certain of our shareholders have entered into a shareholders agreement pursuant to which they may be able to exercise control over matters requiring shareholder approval, including the election of directors.

Resolutions of shareholders (e.g. resolutions amending our articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to our shares or approving a wind-up or merger), in general, require the affirmative vote (at a meeting convened upon advance notice of no less than thirty five days) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.

               The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate more than 33% of the total voting power of our shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meeting’s commencement, the persons present shall constitute a quorum.

Our registration number at the Israeli Registrar of Companies is 52-004199-7.

The objective stated in our memorandum of association and our articles of association is to engage in any lawful activity.

Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate at least 51% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

We had 269,225,961 ordinary shares outstanding as of January 23, 2011. The above number of outstanding ordinary shares does not include 1.3 million treasury shares held by us through a trustee.

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel. In addition, certain other matters in connection with this offering with respect to United States law will be passed upon for us by Eilenberg & Krause LLP, our U.S. counsel.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our Annual Report on Form 20-F, as amended, and the effectiveness of our internal control over financial reporting have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons' are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see the discussions in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2009 under the caption "Risk Factors —Risks Related to Our Operations in Israel — It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus or to assert U.S. securities law claims in Israel."

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission's EDGAR system are available for retrieval on the Securities and Exchange Commission's website at www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.  We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the Securities and Exchange Commission.

This prospectus will be deemed to incorporate by reference the following documents previously filed by us with the Securities and Exchange Commission:

•	Annual report on Form 20-F for the year ended December 31, 2009, filed on April 30, 2010, to the extent the information in that report has not been updated or superseded by this prospectus;

•	Report on Form 6-K dated May 2010 No. 4 (filed on May 19, 2010);

•	Report on Form 6-K dated August 2010 No. 2 (filed on August 13, 2010);

•	Report on Form 6-K dated September 2010 No. 1 (filed on September 7, 2010);

•	Report on Form 6-K dated October 2010 No. 9 (filed on October 27, 2010);

•	Report on Form 6-K dated November 2010 No. 3 (filed on November 16, 2010);

•	Report on Form 6-K dated December 2010 No. 2 (filed on December 15, 2010);

•
Amendment No. 1 to Annual Report on Form 20-F/A for the year ended December 31, 2009, filed on December 29, 2010, to the extent the information in that report has not been updated or superseded by this prospectus;

•	Report on Form 6-K dated January 2011 No. 1 (filed on January 3, 2011); and

•
any report on Form 6-K, or parts thereof, meeting the requirements of Form F-3 filed after the date of the initial registration statement and prior to its effectiveness, which states that it, or any part thereof, is being incorporated by reference herein.

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus.  We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-3 which is submitted to the Securities and Exchange Commission after the date of the filing of the registration statement being filed in connection with this offering and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number:  972-4-650-6109. Copies of these filings may also be accessed at our website, www.towerjazz.com. Click on “Investor Relations” and then “Filings.”

A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Shaul Amor Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

8,452,216 Ordinary Shares

____________________________

PROSPECTUS

____________________________

_____________, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.
partially or fully, exempt in advance, an office holder of the company from his/her responsibility for damages caused by the breach of his/her duty of care to the company, except for damages caused to the Company due to any breach of such office holder's duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.
enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his/her capacity as an office holder of the company with respect to the following:

(a)	the breach of his/her duty of care to the company or any other person;

(b)
the breach of his/her fiduciary duty to the company to the extent he/she acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him/her in favor of other persons.

3.           indemnify an office holder of the company for:

(a)
monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such office holder in his or her capacity as an office holder of the company;

(b)
reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he/she was convicted, in each case by reason of acts or omissions of such office holder in his or her capacity as an office holder; and

(c)
reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such office holder in his or her capacity as an office holder of the company.

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.
sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

m	a breach of his/her fiduciary duty, except to the extent described above;

m
a breach of his/her duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences, except if such breach is done only with negligence;

m	an act or omission done with the intent to unlawfully realize personal gain; or

m	a fine or monetary settlement imposed upon him/her.

Under the Companies Law, the term "office holder" may include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our articles of association.  We have never had the occasion to indemnify any of our office holders.

ITEM 9.                 EXHIBITS

Exhibit Number	Description of Document
3.1
Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form F-1, File No. 333-126909, "Form F-1 No. 333-126909").

3.2	Amendment to Articles of Association of the Registrant (incorporated by reference to exhibit 4.2 to the Registration Statement on Form S-8 No. 333-117565 ("Form S-8 No. 333-117565").
3.3
Amendment to the Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-8, File No. 333-138837 (the "2006 Form S-8").

3.4
Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710 (the “2008 Form S-8”).

5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co.
24.1	Power of Attorney (set forth on signature page)

ITEM 10.                         UNDERTAKINGS

  (a)               The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished,  provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)           If the Registrant is relying on Rule 430B:

  (A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)       The undersigned Registrant hereby undertakes that:

(i)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   (ii)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on January 27, 2011.

TOWER SEMICONDUCTOR LTD.

By:	/s/ Russell C. Ellwanger
Russell C. Ellwanger
Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Russell C. Ellwanger, Oren Shirazi or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/Amir Elstein Amir Elstein	Chairman of the Board	January 27, 2011
/s/Russell Ellwanger Russell C. Ellwanger	Director and Chief Executive Officer (Principal Executive Officer)	January 27, 2011
/s/Oren Shirazi Oren Shirazi	Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2011
_________ Nir Gilad	Director	January ___, 2011

/s/Ron Moskovitz Ron Moskovitz	Director	January 27, 2011
___________ Rami Guzman	Director	January ___, 2011
/s/Alex Kornhauser Alex Kornhauser	Director	January 27, 2011
/s/Ilan Flato Ilan Flato	Director	January 27, 2011
______________ Kalman Kaufman	Director	January ___, 2011
/s/ Dan Gross Dana Gross	Director	January 27, 2011
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES TOWER SEMICONDUCTOR USA, INC. By: /s/Russell C. Ellwanger Russell C. Ellwanger Chief Executive Officer		January 27, 2011

Exhibit Number	Description of Document
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co.
24.1	Power of Attorney (set forth on signature page)